 EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of the 1st day of January 2004

AMONG:

J-PACIFIC GOLD INC.
1166 Alberni Street, Suite 1440
Vancouver, British Columbia V6E 3Z3
(hereinafter called the "Company")

OF THE FIRST PART

AND:

NICHOLAS T. FERRIS
#2105, 1050 Burrard Street
Vancouver, BC V6Z 2S5
(hereinafter called "the Employee")

OF THE SECOND PART

WHEREAS the Company is incorporated under the laws of British Columbia and carries on business as a mining exploration and development company;

AND WHEREAS the Company wishes to employ the Employee as its President and Chief Executive Officer and the Employee has agreed to such employment, on the terms and subject to the conditions herein set forth;

AND WHEREAS the parties wish to formally record the terms of employment of the Employee and his responsibilities, remuneration and other benefits;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by both parties, the parties hereby covenant and agree with each other as follows:

1.0 EMPLOYMENT

1.01 The Company agrees to employ and to continue to employ the Employee and the Employee agrees to serve the Company (and its associates or affiliates if so requested by the Company) in the capacity of President and Chief Executive Officer, during the term of this Agreement.

1.02 The employment of the Employee under this Agreement shall commence on January 1, 2004 and continue until terminated as hereinafter provided.

1.03 The Employee shall report to and be directly responsible to the Board of Directors of the Company. The Employee shall perform, observe and conform to such duties and instructions as from time to time are reasonably assigned or communicated to him by the Board of Directors and which are reasonably consistent with the employment and status of the Employee as President and Chief Executive Officer of the Company, and shall make such reports to the Board of Directors as may be necessary to fully and properly inform the Board of Directors of the matters of business of the Company as well as such additional reports as the Board of Directors may from time to time reasonably request.

1.04 The Employee agrees to serve as a Director of the Company if so requested by the Board of Directors. The Employee further agrees to serve as a Director and/or an officer of associated or affiliated companies if so requested by the Directors as long as this Agreement remains in force.

2.0 COMPENSATION

2.01 The Company agrees to pay the Employee and the Employee agrees to accept as remuneration for services hereunder an annual salary in the amount of $120,000 payable by equal monthly instalments, exclusive of any other benefits referred to herein. The parties agree that the Company will review the said salary on a semi-annual basis and will make any adjustments it determines are reasonable in the sole opinion of the Directors, who may take into account (but are not limited to) the Employee's performance and the financial and operating success of the Company in the preceding six (6) months. Such review shall take place within one month following each semi-annual period. In no case will the annual salary be reduced unless by mutual agreement, such agreement to be in writing. For greater certainty, annual salary as referred to herein shall not include any other payments such as bonuses, share options, benefits, etc.

2.02 (a) The Employee shall be entitled to participate in all employee benefit programs maintained by the Company, including, without limiting the generality of the foregoing, any pension plan, group and disability insurance plan, and medical and dental plans, in accordance with and on the same terms and conditions as at the date hereof are in place and are provided to other senior officers of the Company. Subject to paragraph 2.02(b), the Employee agrees that the Company may in its discretion substitute, reduce, modify or if necessary, eliminate such benefits at any time, and all such benefits shall be governed by the terms of the applicable policies in force.

(b) Notwithstanding the provisions of Section 2.02(a), the Company agrees to provide the following benefits to the Employee:

(i) The Company will use its best efforts to waive, if possible, the normal three month waiting period required in order that the Employee be included as soon as possible in the Company's medical and dental plan.

(ii) The Company will maintain life insurance for the Employee for an amount of $250,000 to a named beneficiary of the Employee and the Company will further undertake to maintain life insurance for an amount of $250,000 with the Company named as beneficiary.

2.03 In the event that the Employee should at any time be prevented by illness or accident from performing all of his duties and provided that he furnishes satisfactory evidence of such incapacity and the cause thereof, the Employee shall receive such benefits as may be available under the Company's long term disability program; and for a period of up to 12 months the Company will pay to the Employee semi-monthly, the difference between the amount of disability benefits received by him and his salary. It is understood and acknowledged that the benefits under the Company's long term disability program are governed by the terms of the policy of insurance in force and the Company assumes no liability to provide such benefits to the extent they are not available under such insurance policy, except as otherwise expressly provided for herein. If the Employee shall be incapacitated for a period longer than 24 months, the Company reserves the option to terminate the Employee's employment and the Employee shall have no further claim for compensation from the Company whatsoever.

2.04 (a) The Employee shall be entitled to participate in any incentive programs, including, without limiting the generality of the foregoing, share option plans, share purchase plans, share bonus plans or financial assistance plans, in accordance with and on terms and conditions determined by the Directors in their sole discretion. The Employee acknowledges that his participation in these plans or programs will be to such extent and in such amounts as the Directors in their sole discretion may decide from time to time.

(b) Any amounts, which the Employee may be entitled to under any such plan or program shall not, for the purposes of this Agreement, be treated as salary.

(c) Subject to paragraph 2.04(d), the Employee agrees that the Company may substitute, reduce, modify, or if necessary, eliminate such plans or programs at any time. All such plans or programs shall be governed by the policies of the various regulatory bodies which have jurisdiction over the affairs of the Company.

(d) Notwithstanding the provisions of paragraph 2.04(c), the Company agrees that the Employee has been granted incentive stock options, under the Company's Incentive Stock Option Plan, to purchase shares in the capital of the Company; and the Company will use its best efforts to have the Employee granted additional options to the Employee from time to time, subject to the review and recommendation of the Compensation Committee, to ensure that the Employee has the maximum number of options permitted under the policies of the TSX Venture Exchange.

2.05 The Company shall provide the Employee with the use of a suitable vehicle, up to the maximum allowable CCRA tax-benefit, to carry out the performance of his duties, and the parties will endeavour to do this in the most tax-effective manner. All costs of operation and maintenance thereof and the cost of parking the same at or in proximity to the business premises of the Company shall be paid by the Company. The Company shall not be obliged to reimburse or otherwise make allowance to the Employee in respect of any amount brought into the Employee's income for income tax purposes by virtue of the provision to and use by the Employee of such vehicle.

2.06 The Employee shall be entitled to four (4) weeks vacation or such longer period as the board of directors may determine, without reduction in salary, each calendar year, at such time or times as shall be convenient to him and the Company, during which times he shall be entitled to the use of the vehicle referred to above in paragraph 2.05. No travel allowance shall be paid to the Employee during such vacation time. If the Employee does not use his holiday time in any given year, any unused holiday time will not accrue to subsequent years, nor will there be pay in lieu for sacrificed vacation time.

2.07 The Employee shall be reimbursed by the Company for all out of pocket expenses actually, necessarily and properly incurred by him in the discharge of his duties for the Company. The Employee agrees that such reimbursements shall be due only after he has rendered an itemized expense account, together with receipts where applicable, showing all monies actually expended on behalf of the Company and such other information as may reasonably be required and requested by the Company.

3.0 DUTIES OF THE EMPLOYEE

3.01 The Employee will diligently and faithfully devote his best efforts to advance the interest of the Company throughout the term of this Agreement. The Employee agrees that he will serve as a Director or as a member of any committee of the Board of Directors of the Company or any associated or affiliated Company to which he may be appointed.

3.02 During the term of this Agreement, the Employee shall devote the whole of his working time, attention and energies to the business of the Company. Without the prior consent of the Directors, the Employee shall not, during the term of this Agreement, directly or indirectly engage in any business which is competitive with that of the Company or its associates or affiliates or accept employment with or render services to any other company, firm or individual, whether a competitor or otherwise, or take any other action inconsistent with the fiduciary relationship of a senior executive officer to his corporation.

Notwithstanding the above, the Employee may serve, with or without compensation, on the boards of such corporations or on such industry associations or on such government or other public boards or committees (domestic or international) as the Employee may determine, provided that the objectives of such boards or committees are not, in the opinion of the Directors, inimical to the interests of the Company and may devote such reasonable amount of the Employee's time (including time during business hours) to the affairs of such boards or committees as the Employee, in consultation with the Directors, may determine.

3.03 The Employee will not, at any time or in any manner during the continuance of his employment hereunder, or at any time within one year after the termination of his employment, divulge any of the confidential affairs or secrets of the Company to any person or persons, without the previous consent in writing of the Directors, and will not use or attempt to use any information which he may acquire in the course of his employment for his own benefit, directly or indirectly.

3.04 The Employee agrees to communicate at once to the Company all business opportunities, inventions and improvements in the nature of the business of the Company which, while his employment continues, he may conceive, make or discover, become aware of, directly or indirectly, or have presented to him in any manner, that relate in any way to the type of business of the Company, either as it is now or as it may develop, and such business opportunities, inventions and improvements shall become the exclusive property of the Company without any obligation on the part of the Company to make any payment therefor in addition to the salary and benefits described herein to the Employee.

4.0 TERMINATION

4.01 The Employee may terminate this Agreement and his employment by giving the Company at least three (3) months' written notice. Any monies owed by the Employee to the Company up to the date of termination shall be then paid by the Employee to the Company.

4.02 The Company may terminate this Agreement and the employment of the Employee without cause in which event the Company shall be obligated to provide the Employee with a severance payment in lieu of notice. Such severance payment shall be payable on the fifth day following Date of Termination ("Date of Termination") and shall consist of the following amounts:

(i) The Employee's full salary through to the Date of Termination at the rate in effect at the time Notice of Termination was given, plus an amount equal to the amount, if any, of any awards previously made to the Employee, which have not been paid.

(ii) In lieu of further salary for periods subsequent to the Date of Termination, an amount which shall be equal to the salary which would otherwise have been payable to the Employee for the twelve month period following the date of termination.

(iii) Terms of termination shall also include that in lieu of common shares of the Company issuable upon exercise of options, if any, which options shall be cancelled upon the payment referred to herein, a cash amount equal to the aggregate spread between the exercise price of all options held by the Employee, whether or not then fully exercisable, and the average of the closing prices of the Company's common shares as reported on the TSX Venture Exchange (or such other stock exchange on which the Company's shares may be listed) for thirty (30) business days preceding the Date of Termination.

Termination of the Agreement in accordance with this Section shall relieve the Company from any and all obligation, liability or claim by the Employee, exclusive of monies owing to the Employee up to the date of termination.

4.03 The Company may at any time terminate the employment of the Employee and this Agreement for cause that would in law permit the Company to, without notice, terminate the Employee, in which event the Employee shall not be entitled to a severance payment in lieu of notice.

4.04 Any termination by the Company pursuant to paragraphs 4.02 and 4.03 shall be communicated by written Notice of Termination. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision of this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment. For purposes of this Agreement, no such purported termination shall be effective without such notice.

4.05 Upon termination of the employment of the Employee pursuant to paragraph 4.02, the Employee shall continue to be entitled to participate, at the expense of the Company, in the Company's health and medical plans for management personnel, until the earlier of the Employee obtaining alternate coverage under the terms of any new employment or six months after the termination date. If such participation is not permitted under any such plan, the Company shall pay to the Employee, in addition to all other amounts payable hereunder, a sum sufficient to enable the Employee to obtain individual health and medical insurance coverage equivalent to that at the time afforded under such plans.

4.06 On the termination of his employment for any reason, the Employee agrees to deliver up to the Company all documents, financial statements, records, plans, drawings and papers of every nature in any way relating to the affairs of the Company and its associated or affiliated companies which may be in his possession or under his control.

4.07 If the Employee should die during the period of his employment hereunder, termination of his employment shall be deemed to have been effected by the Company and the provisions of paragraph 4.02 (i) shall apply and any payment to be made to the Employee pursuant to this Agreement shall be paid to the legal representatives of the Employee.

4.08 The Employee shall not be required to mitigate the amount of any payments provided for under any paragraph of this Section by seeking other employment or otherwise nor shall the amount of any payment provided for in this Section be reduced by any compensation earned by the Employee as the result of employment by another employer after the date of termination or otherwise.

5.0 TAKE-OVER PROVISIONS

5.01 Notwithstanding any other provisions herein, the parties acknowledge that, given the particular enterprise and business of the Company, it is crucial and necessary that the Employee maintain a close relationship with the Directors of the Company based on mutual loyalty, respect and trust. Accordingly, the Company agrees that if the Employee elects to resign based on the sole reason that there has been a takeover of the control of the Company (as defined in section 5.05), then the Employee may give notice of resignation in writing to the Directors. The notice of resignation must contain at least one month's notice.

5.02 Upon such resignation, the Company shall be obligated to provide the Employee with a severance payment on the fifth (5th) day following the Date of Resignation which shall consist of the following amounts:

(a) The Employee's full salary through to the Date of Resignation at the rate in effect at the time Notice of Resignation was given, plus an amount equal to the amount, if any, of any awards previously made to the Employee, which have not been paid;

(b) in lieu of further salary for periods subsequent to the Date of Resignation, an amount equivalent to two (2) year's salary;

(c) in lieu of common shares of the Company issuable upon exercise of options, if any, which options shall be cancelled upon the payment referred to herein, a cash amount equal to the aggregate spread between the exercise price of all options held by the Employee, whether or not then fully exercisable, and the higher of (x) the average of the closing prices of the Company's common shares as reported on the TSX Venture Exchange (or such other stock exchange on which the Company's shares may be listed) for thirty (30) business days preceding the Date of Resignation or (y) the average price actually paid for the most highly priced one percent (1%) of the Company's shares, however and for whatever reason by any person who achieves control of the Company, as such term is defined in section 5.05.

5.03 The Employee agrees to accept such payment in full satisfaction of any and all claims he has or may have against the Company and the Employee agrees to release the Company with respect to same upon payment of said sum.

5.04 In the event that any person , or any person and its affiliates, as such terms are defined in the British Columbia Company Act, begins a tender or exchange offer, circulates a proxy to shareholders or takes other steps to effect a takeover of the control of the Company, the Employee agrees that the Employee will not voluntarily terminate this Agreement, and will render services to the Company in the best interests of the shareholders until such person has abandoned or terminated efforts to effect a takeover of control of the Company or until such a takeover of control of the Company has occurred.

5.05 For purposes of the Agreement takeover of control shall be evidenced by the acquisition by any person, or by any person and its affiliates, as such terms are defined in the British Columbia Company Act, and whether directly or indirectly, of common shares of the Company which, when added to all other common shares of the Company at the time held by such person and its affiliates, totals for the first time 20% of the outstanding common shares of the Company.

6.0 SUCCESSORS OR ASSIGNS

6.01 The rights and obligations of the Company under this Agreement shall enure to the benefit of and be binding upon the successors or assigns of the Company. The Company will require any successor (whether direct or indirect, by purchase, amalgamation, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, provided that, if the Employee agrees, an express agreement may not be required if such results by operation of law. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Employee to compensation from the Company in the same amount and on the same terms as the Employee would be entitled hereunder pursuant to paragraph 4.02 as if such succession had not occurred except that, for purposes of implementing the foregoing, the date of which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this paragraph 6.01 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

7.0 MISCELLANEOUS

7.01 This Agreement and the employment of the Employee shall be governed, interpreted, construed and enforced according to the laws of the province of British Columbia and the laws of Canada applicable therein.

7.02 This Agreement shall inure to the benefit of and be enforceable by the Employee's legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Employee should die while any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees or, if there be no such designee, to his estate.

7.03 References herein to "associates" or "affiliates" shall mean associates and affiliates as defined in the Canada Business Corporations Act.

7.04 This Agreement represents the entire agreement between the Employee and the Company concerning the subject matter hereof and supersedes any previous oral or written communications, representations, understandings or agreements with the Company or any officer or agent thereof.

7.05 Any notice, acceptance or other document required or permitted hereunder shall be considered and deemed to have been duly given if delivered by hand or mailed by postage (Special Delivery) prepaid and addressed as follows:

To: Nicholas T. Ferris
1050 Burrard Street, Suite 2105
Vancouver, British Columbia V6Z 2S5

To the Company: J-Pacific Gold Inc.
1166 Alberni Street, Suite 1440
Vancouver, British Columbia V6E 3Z3

or to such other address as any party may specify in writing to the other and shall be deemed to have been received, if delivered, on the date of delivery and if mailed as aforesaid, then on the second business day following the date of mailing thereof provided that if there shall be, at the time of mailing or within two business days thereof, a strike, slowdown or other labour dispute which might affect delivery of notice by the mails then the notice shall only be effective if actually delivered.

7.06 The waiver by the Employee or by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the Company or by the Employee.

7.07 Time shall be of the essence of this Agreement.

7.08 All references herein to dollar amounts shall be deemed to refer to Canadian Dollars.

8.0 AGREEMENT VOLUNTARY AND EQUITABLE

8.01 The Company and the Employee further acknowledge and declare that they each have carefully considered and understand the terms of employment contained in this Agreement including, but without limiting the generality of the foregoing, the Employee's rights upon termination and the restrictions on the Employee after termination, and acknowledge and agree that the said terms of employment and rights and restrictions upon termination are mutually fair and equitable, and that they executed this Agreement voluntarily and of their own free will.

IN WITNESS WHEREOF the Company has caused this agreement to be signed by its duly authorized officer on that behalf and the Employee has hereunto set his hand and seal as of the day and year first above written.

J-PACIFIC GOLD INC.

Per:

SIGNED, SEALED AND DELIVERED
BY NICHOLAS FERRIS
in the presence of:

Signature

NICHOLAS FERRIS